EX-4.t

                                         JACKSON NATIONAL LIFE
                                             INSURANCE COMPANY [GRAPHIC OMITTED]
                                               A Stock Company

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                GUARANTEED MINIMUM WITHDRAWAL BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE OF THE CONTRACT, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED.

THE CONTRACT IS AMENDED AS FOLLOWS:

1) The following language is added to the CONTRACT DATA PAGE of the Contract:

"Please note that due to Your selection of the Guaranteed Minimum Withdrawal Benefit, You cannot make any allocations to the Indexed Fixed Option, if applicable to Your Contract.

GUARANTEED MINIMUM WITHDRAWAL   On an annual basis, the charge equals [0.50%] of
BENEFIT (GMWB) CHARGE:          the daily net asset value of the Investment
                                Divisions. If you elect the Guaranteed
                                Withdrawal Balance step-up, We reserve the right to increase the GMWB Charge, subject to a maximum GMWB Charge, on an annual basis, of [.70%] of the daily net asset value of the Investment Divisions. The GMWB Charge will be discontinued upon the earliest of either the annuitization of your Contract or the date that the Contract Value equals zero."

2) The following language is added to the DEFINITIONS section of the Contract:

"GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year for the guarantee to remain fully effective.

GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals."

3) The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

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"GUARANTEED  MINIMUM  WITHDRAWAL  BENEFIT.  The GMWB  allows  the  Owner to make periodic partial withdrawals, prior to the Income Date that, in total, equal the amount of Premium payments made, net of any applicable premium taxes (if elected after issue, the Contract Value less any applicable Recapture Charge as of the effective date of the endorsement will be used in lieu of the Premium payments, net of any applicable premium taxes) regardless of the performance of the Investment Divisions or level of the Contract Value. If the GMWB is elected after issue, the request must be received within the [30] calendar days prior to the Contract Anniversary and will be effective on the Contract Anniversary following receipt of the request in Good Order. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the GAWA. The Owner may "step-up" the Guaranteed Withdrawal Balance to the current Contract Value subject to the Guaranteed Withdrawal Balance Step-Up provisions. Withdrawals under the GMWB are non-cumulative; therefore, guaranteed withdrawals available but not taken during any given Contract Year cannot be taken as a guaranteed withdrawal in a subsequent Contract Year.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals. The total amount received under the guarantee may be less than the GWB at election or step-up due to the application of these charges and adjustments.

A partial withdrawal in excess of the Withdrawal Value will be permitted as long as the total partial withdrawal for the Contract Year is less than or equal to the GAWA. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year is less than or equal to the GAWA. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

GUARANTEED WITHDRAWAL BALANCE.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of [$5,000,000]:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.

2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount greater than the GAWA during any Contract Year, the guarantee provided by this endorsement may be reduced to an amount less than the GWB at election or step-up.

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Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the GAWA, the GWB is equal to the greater of:
     a.   the GWB prior to the partial  withdrawal less the partial  withdrawal;
          or
     b.   zero.

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is greater than the GAWA, the GWB is equal to the lesser of:
     a. the Contract Value after the partial withdrawal less any applicable Recapture Charges; or
     b. the greater of the GWB prior to the partial withdrawal less the partial withdrawal, or zero.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT.

On the effective date of this endorsement, the Guaranteed Annual Withdrawal Amount is equal to [7%] of the GWB.

With each subsequent Premium received after the effective date of this endorsement, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus [7%] of the subsequent Premium payment, net of any applicable premium taxes, or [7%] of the increase on the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the GAWA, the GAWA is the lesser of:
     a.   the GAWA prior to the partial withdrawal; or
     b.   the GWB after the partial withdrawal.

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is greater than the GAWA, the GAWA is the lesser of:
     a.   the GAWA prior to the partial withdrawal; or
     b.   the GWB after the partial withdrawal; or
     c. [7%] of the Contract Value after the partial withdrawal less any applicable Recapture Charges.

CONTRACT VALUE REDUCES TO ZERO. If the Contract Value is reduced to zero, all other rights under the Contract cease (except the right to change the Beneficiary), no subsequent Premium payments will be accepted, and all other endorsements are terminated without value.

The Owner will receive annual payments of the GAWA until the GWB, if any, is depleted. The last payment will not exceed the remaining GWB at the time of payment.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment the GWB is reduced by the amount of the payment until the GWB is depleted.

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Upon the death of the Owner or the death of any  Joint  Owner,  the  Beneficiary will receive the scheduled payments until the remaining GWB, if any, is depleted. No other death benefit or Earnings Protection Benefit will apply.

GUARANTEED WITHDRAWAL BALANCE STEP-UP. On or after the [5th] anniversary of the effective date of this endorsement, the Owner may choose to step-up the GWB to equal the Contract Value, subject to a maximum of [$5,000,000.00]. The step-up is subject to the following restrictions:

1. The first step-up must be at least [5] years after the effective date of this endorsement.

2. A subsequent step-up may not be elected until the [5th] (or later) Contract Anniversary after the most recent step-up.

3. The step-up can only be elected on or during the [30]-calendar day period following a Contract Anniversary. The request will be processed and be effective on the day We receive the request in Good Order.

At the time of step-up:

1.   The GWB equals the Contract Value.

2.   The GAWA is the greater of:
     a.   [7%] of the new GWB; or
     b.   the GAWA prior to the step-up.

On the first elected step-up, and at the time of any subsequent step-up, the Company reserves the right to prospectively increase the GMWB Charge, to a charge not greater than the maximum GMWB Charge indicated on the Contract Data Page."

4) The  following  language  is added to the  DEATH  BENEFIT  PROVISIONS  of the
Contract:

"Upon the death of the Owner or the death of any Joint Owner while the Contract is still in force and before the Income Date, the GMWB terminates without value.

Upon continuation of the Contract by a spousal Beneficiary, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached.

With the exception of election of a step-up, no adjustments will be made to the GWB or the GAWA at the time of such continuation.

The spouse may elect to step-up to the Contract Value (including any applicable adjustments) on the Continuation Date. Subsequent step-ups are subject to all of the restrictions in the Guaranteed Withdrawal Balance Step-Up provision."

5) The following language is added to the INCOME PROVISIONS of the Contract:

"In addition to the Income Options available under the Contract, the following Income Option may be elected by the Owner under this endorsement:

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FIXED PAYOUT INCOME OPTION. The Owner is entitled to receive payments in a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the GWB by the GAWA. The total annual amount payable under this option will equal the GAWA, but will not exceed the current GWB. This amount will be paid over the determined number of years in the frequency (not less than annually) that the Owner elects. If, at the death of the Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This option may not be available on certain Qualified Plans."

TERMINATION OF THE GMWB. The GMWB will terminate and all benefits under this endorsement will cease on the earlier of:

     1.   the date You elect to receive income payments under the Contract;

     2. the first date upon which both the Contract Value and the GWB are equal to zero; and

     3. the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse.

Endorsement  effective  date (if  different  from Issue  Date of the  Contract):
______________

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        /s/ Clark P. Manning, Jr.

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


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